Exhibit 99.1

News Release

Amkor Reaches Settlement in Fujitsu Mold Compound Litigation

CHANDLER, Ariz., April 28, 2005 — Amkor Technology, Inc. (NASDAQ: AMKR) said today that it has reached settlement with Fujitsu Limited with respect to pending litigation (“the Fujitsu case”) involving allegedly defective mold compound. As part of a broader settlement agreement reached among Fujitsu, Cirrus Logic Inc. and Sumitomo Bakelite Co., Amkor has agreed to pay Fujitsu $40 million in consideration of a release from all claims related to this case. In connection with this settlement, Amkor will record a charge of $40 million (with no associated tax benefit) or ($0.22) per share, in the Consolidated Statement of Operations for the three months ended March 31, 2005.

Amkor previously announced resolution of cases involving Philips and Seagate. Amkor will continue to incur legal expenses in defense of the pending mold compound cases with Maxim and Fairchild. While these cases are in the early stages of discovery, management is confident based on current information that these two pending cases, which are more fully disclosed in Amkor’s December 31, 2004 Form 10-K, involve substantially smaller damage claims against Amkor than the Fujitsu case.

About Amkor:
Amkor Technology, Inc. is a leading provider of contract semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s web site: www.amkor.com.

Contact:

Amkor Technology
Jeffrey Luth
VP Corporate Communications
(480) 821-2408 Ext. 5130
jluth@amkor.com